                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            CABLEVISION SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                        CABLEVISION SYSTEMS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 1998

To the Stockholders:

    The annual meeting of the stockholders of Cablevision Systems Corporation will be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on Wednesday, June 10, 1998 at 10:00 a.m. for the following purposes:

    1. To elect fifteen (15) directors, each to serve for a term of one year and until their respective successors shall have been duly elected and qualified;

    2. To authorize and approve the Cablevision Systems Corporation Executive Performance Incentive Plan;

    3. To authorize and approve Amendment No. 1 to the CSC Parent Employee Stock Plan;

    4. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year 1998; and

    5. To transact such other business as may properly come before the meeting, or any adjournment thereof.

    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 11, 1998. Accordingly, only holders of record of issued and outstanding Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.

                                    By order of the Board of Directors,

                                    CABLEVISION SYSTEMS CORPORATION

                                    Robert S. Lemle
                                    EXECUTIVE VICE PRESIDENT,
                                    GENERAL COUNSEL AND SECRETARY

Woodbury, New York

May 18, 1998

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE DATE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                        CABLEVISION SYSTEMS CORPORATION

                               EXECUTIVE OFFICES
                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Cablevision Systems Corporation (the "Company") for use at the annual meeting of its stockholders to be held at the Company's executive offices, on June 10, 1998 at 10:00 a.m. and at any and all adjournments thereof.

    The shares represented by the proxy will be voted at the annual meeting and will be voted as specified on the proxy with respect to the election of directors and with respect to Proposals (2), (3) and (4) or, if no direction is indicated, will be voted in favor of the election as directors of the nominees listed below and in favor of Proposals (2), (3) and (4). The person giving the proxy has the power to revoke it at any time before it is voted at the annual meeting by written notice to the Secretary of the Company, or upon request if such person is present at the annual meeting.

    The cost of solicitation will be borne by the Company.The Company may use the services of its directors, officers and other regular employees to solicit proxies personally or by telephone, and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. This proxy statement and the accompanying proxy are being sent to the stockholders of the Company on or about May 18, 1998. The Company's Annual Report to Stockholders for the Company's fiscal year ended December 31, 1997 is enclosed herewith.

    The Company is a Delaware corporation which was organized in 1997. Until March 4, 1998, the Company was known as CSC Parent Corporation and was a wholly-owned subsidiary of CSC Holdings, Inc. (formerly known as Cablevision Systems Corporation). On that date, the Company completed a reorganization in which CSC Holdings, Inc. merged into a subsidiary of the Company and the Company became the parent holding company of CSC Holdings, Inc. This transaction is referred to herein as the "Reorganization". In connection with the Reorganization, all outstanding common shares of CSC Holdings, Inc. were converted into a like number of shares of the Company.

    On March 30, 1998, the Company effected a two-for-one stock split (the "Stock Split") in the form of a stock dividend on the outstanding Class A Common Stock and Class B Common Stock of the Company. All share amounts of the Company and, for periods prior to March 4, 1998, CSC Holdings, Inc., have been restated to reflect the Stock Split.

                                 VOTING RIGHTS

    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 11, 1998. Accordingly, only holders of record of Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On March 31, 1998, the Company had outstanding 52,676,806 shares of Class A Common Stock, par value $.01 per share, each of which entitled the holder to one vote, and 22,193,418 shares of Class B Common Stock, $.01 par value per share, each of which entitled the holder to ten votes.

    Charles F. Dolan, the Chairman of the Company, and trusts for the benefit of members of his family, together beneficially own shares of capital stock of the Company having the power to elect as directors the eleven persons nominated by the Board of Directors for election by holders of Class B Common Stock, which directors would constitute a majority of the Board of Directors, and to authorize and approve Proposals (2), (3) and (4).

    In accordance with the Company's confidential voting policy, all stockholder's proxies, ballots and voting materials will be confidentially inspected and tabulated by independent inspectors of election and will not be disclosed to the Company except under certain limited circumstances.

                               BOARD OF DIRECTORS

    The Board of Directors of the Company met, or acted by written consent in lieu of meeting, one time in 1997 and presently consists of 15 members, 9 of whom are officers of the Company or its subsidiaries. The Board of Directors of CSC Holdings, Inc. met, or acted by written consent in lieu of meeting, seventeen times in 1997 and has the same membership as the Company's Board of Directors.

    BOARD COMMITTEES

    The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

    The committees of the Board of Directors of the Company were constituted on March 3, 1998. The Executive Committee was reconstituted on April 20, 1998. Meetings of committees of the Board of Directors referred below were meetings of the equivalent committees of the Board of Directors of CSC Holdings, Inc.

    The Executive Committee consists of Messrs. James L. Dolan, John Tatta, William J. Bell, Marc A. Lustgarten, Robert S. Lemle, John C. Malone and Richard
H. Hochman. The Executive Committee is authorized to exercise, between meetings of the Board of Directors, all the powers thereof except as limited by Delaware law and except for certain specified exceptions. The Executive Committee met, or acted by written consent in lieu of meeting, two times in 1997.

    The Audit Committee of the Board of Directors consists of Messrs. Richard H. Hochman and Victor Oristano. The functions of the Audit Committee are to review and report to the Board of Directors with respect to selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal audit controls and related matters. The Audit Committee met, or acted by written consent in lieu of meeting, two times in 1997.

    The Compensation Committee consists of Messrs. Victor Oristano, Richard H. Hochman and John Tatta. The functions of the Compensation Committee are (i) to represent the Board in discharging its responsibilities with respect to the Company's employee stock plans and, in doing so, to administer such plans with regard to, among other things, the determination of eligibility of employees, the granting of stock, SARs and/or options, and the termination of such plans and (ii) to determine the appropriate levels of compensation, including salaries, bonuses, stock and option rights and retirement benefits for members of the Company's senior management, subject to the approval of the Board of Directors. A subcommittee of the Compensation Committee consisting of Messrs. Oristano and Hochman, has exclusive authority and responsibility for, and with respect to, any grants or awards under the Company's employee stock plans to any executive officer of the Company, and to the Company's other most senior employees. The Compensation Committee met, or acted by written consent in lieu of meeting, eight times in 1997.

    In addition to its standing committees, the Board of Directors from time to time convenes a Special Committee, in accordance with the Company's By-laws, to consider any proposed investment in, or advance to, a Dolan Affiliate (as defined below). The Special Committee is comprised of (a) two directors who are neither (i) officers or employees of the Company, (ii) officers or directors of the Dolan Affiliate which is a party to the transaction at issue, nor (iii) directors nominated by Tele-Communications, Inc. ("TCI"), and (b) for so long as TCI is entitled to nominate two directors to the Company's Board of Directors, two directors nominated by TCI. A "Dolan Affiliate" is defined in the by-laws to include

Charles F. Dolan, certain members of Charles F. Dolan's family and certain trusts for members of Charles F. Dolan's family, and any other corporation, partnership, association or other organization owned or controlled by Charles F. Dolan, other than any entity which is a subsidiary of the Company. The Special Committee currently consists of Messrs. John Malone, Leo J. Hindery, Jr., Victor Oristano and Vincent Tese.

    Each member of the Board of Directors participated in not less than 75% of the aggregate number of meetings or consents in lieu of meeting of the Board of Directors of the Company or CSC Holdings, Inc. and of each Board committee of which he or she was a member, during 1997.

    COMPENSATION OF DIRECTORS

    Directors who are not employees are paid a fee of $20,000 per year for services rendered in that capacity, a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Members of the Audit Committee and the Special Committee and members of the Compensation Committee and the Executive Committee who are not officers of the Company are paid an annual fee of $2,500 ($5,000 in the case of the Chairman of each such committee), and a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Non-employee members of the Board of Directors who serve on the Cablevision Employee Benefit Plans Investment Committee receive a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone.

    John Tatta, a non-employee director, has a consulting agreement with the Company dated January 27, 1998, expiring in 2001, which continues Mr. Tatta's consulting arrangement with the Company. The agreement provides for an annual consulting fee of $350,000, reimbursement of certain expenses and the continuation of certain life insurance and supplemental pension benefits provided to him when he was an employee. Pursuant to this consulting agreement, under which Mr. Tatta assists senior management of the Company in strategic planning and performs special projects relating to the Company's business, Mr. Tatta is to provide not more than 50 percent of his professional time to the Company.

                           (1) ELECTION OF DIRECTORS

    With respect to the election of directors, the Certificate of Incorporation of the Company provides that holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the total number of directors constituting the whole Board and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. Under the Company's By-Laws, the Board of Directors is to consist of at least three members, the exact number to be fixed by the Board. The Board has set the number of Directors to be elected at the annual meeting at fifteen directors, four of whom are to be elected by the holders of Class A Common Stock and eleven of whom are to be elected by the holders of Class B Common Stock, to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. The four Class A Directors of the Company are elected by the favorable vote of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. The eleven Class B Directors of the Company are elected by the favorable vote of a plurality of the shares of Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. Pursuant to a Stockholders Agreement, dated as of March 4, 1998 among TCI, the Company and certain holders of Class B Common Stock
(i) such Class B stockholders agreed to vote their shares to elect two Class B Directors nominated by TCI, and (ii) TCI agreed to vote its shares with respect to the election of Class A directors, in direct proportion to the votes of the Company's stockholders that are not affiliates of TCI or a Class B stockholder.

    All proxies received by the Board of Directors from holders of Class A Common Stock and Class B Common Stock will be voted for the election of the respective directors hereinafter shown as the nominees of each such respective class of Common Stock, if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The Board of Directors knows of no reason to anticipate that this will occur. Abstentions from voting and broker non-votes (that is, shares held for customers of a broker but not voted because of a lack of instructions from the broker's customers) will have no effect on the outcome of the election of directors.

    The following table sets forth information at April 1, 1998 as to the nominees for election as directors of the Company.

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

                                                                                                          DIRECTOR OF THE
                                                                                                          COMPANY OR CSC
                                                                   PRINCIPAL OCCUPATION AND               HOLDINGS, INC.
NAME OF NOMINEE                                  AGE             POSITION(S) WITH THE COMPANY           CONTINUOUSLY SINCE
-------------------------------------------      ---      -------------------------------------------  ---------------------

Charles D. Ferris..........................          64   Director, Member, Mintz, Levin, Cohn,                   1985
                                                          Ferris, Glovsky & Popeo, P.C., Attorneys

Richard H. Hochman(1)(2)(3)................          52   Director, Managing Partner of Regent                    1986
                                                          Capital Partners, L.P.

Victor Oristano(1)(2)(4)...................          81   Director, Chairman of Alda Limited Partners             1985

Vincent Tese(4)............................          55   Director; Director of The Bear Stearns                  1996
                                                          Companies, Inc.

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS B COMMON STOCK

Charles F. Dolan...........................          71   Chairman and Director                                   1985
James L. Dolan(3)..........................          42   Chief Executive Officer and Director                    1991
William J. Bell(3).........................          58   Vice Chairman and Director                              1985
Marc A. Lustgarten(3)......................          51   Vice Chairman and Director                              1985
Robert S. Lemle(3).........................          45   Executive Vice President, General Counsel,              1988
                                                          Secretary and Director
Sheila A. Mahony...........................          56   Senior Vice President and Director                      1988
Patrick F. Dolan...........................          47   Director and Vice President of News                     1991
Thomas C. Dolan............................          45   Director and Senior Vice President and                  1998
                                                          Chief Information Officer
John Tatta(2)(3)...........................          78   Chairman of the Executive Committee and                 1985
                                                          Director
John C. Malone(3)(4).......................          57   Director; Chairman of the Board of                      1998
                                                          Directors of Tele-Communications, Inc.
Leo J. Hindery, Jr.(4).....................          50   Director; President and Chief Executive                 1998
                                                          Officer of Tele-Communications, Inc.

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Executive Committee.

(4) Member of the Special Committee

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth the directors and executive officers of the Company as of April 1, 1998.

NAME                                                      AGE                            POSITION
----------------------------------------------------     -----     ----------------------------------------------------
Charles F. Dolan....................................          71   Chairman and Director
James L. Dolan......................................          42   Chief Executive Officer and Director
William J. Bell.....................................          58   Vice Chairman and Director
Marc A. Lustgarten..................................          51   Vice Chairman and Director
Robert S. Lemle.....................................          45   Executive Vice President, General Counsel, Secretary
                                                                   and Director
Andrew B. Rosengard.................................          40   Executive Vice President, Financial Planning and
                                                                   Controller
Thomas C. Dolan.....................................          45   Senior Vice President and Chief Information Officer
                                                                   and Director
Margaret Albergo....................................          44   Senior Vice President, Planning and Performance
Joseph W. Cece......................................          45   Senior Vice President, Strategic Planning
Sheila A. Mahony....................................          56   Senior Vice President and Director
Barry J. O'Leary....................................          54   Senior Vice President, Finance and Treasurer
Patrick F. Dolan....................................          47   Vice President of News and Director
John Tatta..........................................          78   Director
Charles D. Ferris...................................          64   Director
Richard H. Hochman..................................          52   Director
Victor Oristano.....................................          81   Director
Vincent Tese........................................          55   Director
John C. Malone......................................          57   Director
Leo J. Hindery, Jr. ................................          50   Director

    All directors hold office until the annual meeting of stockholders of the Company next following their election and until their successors are elected and qualified. All executive officers are elected to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

    Information with respect to the business experience and affiliations of the directors and executive officers of the Company is set forth below. As used below, positions with the Company refer to, for periods prior to March 4, 1998, positions with the Company's subsidiary, CSC Holdings, Inc. ("CSC Holdings"), and for periods from and after March 4, 1998, positions with both the Company and CSC Holdings.

    Charles F. Dolan--Chairman and Director of the Company since 1985. Chief Executive Officer of the Company from 1985 to October 1995. Founded and acted as the General Partner of the Company's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. Charles F. Dolan is the father of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan.

    James L. Dolan--Chief Executive Officer of the Company since October 1995 and Director of the Company since 1991. Chief Executive Officer of Rainbow Programming Holdings, Inc., a subsidiary of the Company, from September 1992 to October 1995. Vice President of the Company from 1987 to September 1992. James
L. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan and Thomas C. Dolan.

    William J. Bell--Vice Chairman and Director of the Company since 1985. Joined the Company's predecessor in 1979. Mr. Bell is a member of the Board of Governors of the American Stock Exchange.

    Marc A. Lustgarten--Director of the Company since 1985. Vice Chairman of the Company since 1989. Executive Vice President of the Company from 1985 to 1989.

    Robert S. Lemle--Director of the Company since 1988. Executive Vice President, General Counsel and Secretary of the Company since February 1994. Senior Vice President, General Counsel and Secretary of the Company from 1986 to February 1994 .

    Andrew B. Rosengard--Executive Vice President, Financial Planning and Controller of the Company since November 1997. Senior Vice President and Controller of the Company from February 1996 to November 1997. Senior Vice President, Finance for Rainbow Programming Holdings, Inc., a subsidiary of the Company, from 1990 to February 1996.

    Margaret Albergo--Senior Vice President, Planning and Performance of the Company since October 1996. Senior Vice President, Operations of Rainbow Programming Holdings, Inc., a subsidiary of the Company from August 1995 to October 1996. Vice President, Corporate Development of Rainbow Programming Holdings, Inc. from 1993 until August 1995. Director of Operations and Administration of News 12 Long Island from 1991 to 1993.

    Joseph W. Cece--Senior Vice President, Strategic Planning of the Company since February 1996. President and Chief Operating Officer of Cablevision Lightpath, Inc., a subsidiary of the Company, from January 1994 to February 1996. Vice President, New Business Development of the Company from September 1993 to January 1994. President and Publisher of T.V. Guide from October 1988 to August 1993.

    Thomas C. Dolan--Director of the Company since January 12, 1998. Senior Vice President and Chief Information Officer of the Company since February 1996. Vice President and Chief Information Officer of the Company from July 1994 to February 1996. General Manager of the Company's East End Long Island cable system from November 1991 through July 1994. Thomas C. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan and James L. Dolan.

    Sheila A. Mahony--Director of the Company since 1988. Senior Vice President of the Company since June 1995. Vice President of Government Relations and Public Affairs of the Company and its predecessor from 1980 to June 1995.

    Barry J. O'Leary--Senior Vice President, Finance of the Company since 1986. Vice President of the Company from 1985 to 1986 and Treasurer of the Company since December 1985. Prior to joining the Company's predecessor in 1984, Mr. O'Leary spent sixteen years with Toronto-Dominion Bank.

    Patrick F. Dolan--Director of the Company since August 1991. Vice President of News of the Company since September 1995. News Director of News 12 Long Island, a subsidiary of the Company, from December 1991 to September 1995. Patrick F. Dolan is the son of Charles F. Dolan and the brother of James L. Dolan and Thomas C. Dolan.

    John Tatta--Director of the Company since 1985. Consultant to the Company since January 1992. President of the Company from 1985 through December 1991. Chief Operating Officer of the Company from 1985 to 1989.

    Charles D. Ferris--Director of the Company since 1985. Member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. since 1981. Chairman of the FCC from October 1977 until April 1981.

    Richard H. Hochman--Director of the Company since 1986. Managing Partner of Regent Capital Partners, L.P. since April 1995. Managing Director of PaineWebber Incorporated from 1990 to April 1995. Mr. Hochman is also a director of Talton Holding, Inc. and R.A.B. Enterprises, Inc.

    Victor Oristano--Director of the Company since 1985. Chairman of Alda Limited Partners, a holding company which has built and operated cable television systems in Connecticut, Florida, New Jersey,

Pennsylvania and England since 1966. Mr. Oristano is also a member of the Board of Directors of People's Choice TV, Corp.

    Vincent Tese--Director of the Company since July 1996. Director of The Bear Stearns Companies, Inc. since December 1994. Chairman of Wireless Cable International, Inc. since July 1995. Chairman of Cross Country Wireless from December 1994 to July 1995. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987, and as Director of Economic Development for New York State from 1987 to December 1994. Mr. Tese also serves on the Board of Directors of Quintel Entertainment, Inc., Custodial Trust Company and Bowne & Co., Inc.

    John C. Malone--Director of the Company since March 4, 1998. Director of Tele-Communications, Inc. since June 1994. Chairman of the Board of Tele-Communications, Inc. since November 1996. Chief Executive Officer of Tele-Communications, Inc. since January 1994. President of Tele-Communications, Inc. from January 1994 through March 1997. Chief Executive Officer and President of TCI Communications, Inc. from 1973 to October 1994. Chairman of the Board of Directors of Tele-Communications International, Inc. since May 1995. Director of TCI Pacific Communications, Inc. since July 1996. Director of BET Holdings, Inc., The Bank of New York and TCI Satellite Entertainment, Inc. Director of TCI Communications, Inc. since 1973.

    Leo J. Hindery, Jr.--Director of the Company since March 4, 1998. Director of Tele-Communications, Inc. since May 1997. President and Chief Operating Officer of Tele-Communications, Inc. since March 1997. President, Chief Executive Officer and Director of TCI Communications, Inc. since March 1997. Founder, Managing General Partner and Chief Executive Officer of InterMedia Partners and its affiliated entities since 1988 and a Director and Chairman of the Board of TCI Music, Inc. and director of TCI Pacific Communications, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth (i) the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially as of March 31, 1998 by each director and each executive officer of the Company named in the summary compensation table below and (ii) the name, address and the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially by persons beneficially owning more than five (5%) percent of any class.

                                                                                                                 COMBINED VOTING
                                       CLASS A                  CLASS B                                             POWER OF
                                        COMMON                  COMMON                CLASS A & CLASS B         CLASS A & CLASS B
                                        STOCK                    STOCK                   COMMON STOCK             COMMON STOCK
                                     BENEFICIALLY            BENEFICIALLY                BENEFICIALLY             BENEFICIALLY
NAME AND ADDRESS                       OWNED(1)               OWNED(1)(2)                OWNED(1)(2)               OWNED(1)(2)
------------------------------  ----------------------  -----------------------  ----------------------------  -------------------
Charles F. Dolan(3)(4)(5)
One Media Crossways
Woodbury, NY 11797............     797,616        1.5%   12,198,562       55.0%      12,996,178         17.4%           44.7%

Charles F. Dolan
1997 Grantor Retained
Annuity Trust(5)..............      --          --        2,267,012        3.0%       2,267,012          3.0%            8.3%

The Capital Group
Companies, Inc.(6)
Capital Research and
Management Company(6)
Capital Guardian Trust
Company(6)
333 South Hope Street
Los Angeles, CA 90071.........   4,812,820        9.1%       --          --           4,812,820          6.4%            1.8%

Gabelli Funds, Inc.(7)
GAMCO Investors, Inc.(7)
One Corporate Center
Rye, NY 10580.................   7,982,850       15.2%       --          --           7,982,850         10.7%            2.9%

Harris Associates L.P.(8)
Harris Associates Inc.(8)
Two Lasalle Street, Suite 500
Chicago, IL 60602-3790........   2,899,000       `5.5%       --          --           2,899,000          3.9%            1.1%

Tele-Communications, Inc.(9)
Country Cable III, Inc.(9)
TCI CSC II, Inc.(9)
5619 DTC Parkway
Englewood, CO 80111...........  24,991,286       47.4%       --          --          24,991,286         33.4%            9.1%

John Tatta(10)................      40,000       *           --          --              40,000         *               *
William J. Bell(11)(12).......     151,530       *           --          --             151,530         *               *
Robert S. Lemle(11)(12).......     133,780       *           --          --             133,780         *               *
Marc Lustgarten(11)(12).......     154,624       *           --          --             154,624         *               *
Sheila A. Mahony(12)..........      39,758       *           --          --              39,758         *               *
Charles D. Ferris(13).........      19,000       *           --          --              19,000         *               *
Richard H. Hochman(13)........      21,188       *           --          --              21,188         *               *
Victor Oristano(13)(14).......      19,000       *           --          --              19,000         *               *
James L. Dolan
(12)(15)(23)(24)..............      38,500       *        1,490,482        6.7%       1,528,982          2.0%            5.4%
Patrick F. Dolan
(12)(16)(21)(25)..............      11,750       *        1,634,820        7.4%       1,646,570          2.2%            6.0%

                                                                                                                 COMBINED VOTING
                                       CLASS A                  CLASS B                                             POWER OF
                                        COMMON                  COMMON                CLASS A & CLASS B         CLASS A & CLASS B
                                        STOCK                    STOCK                   COMMON STOCK             COMMON STOCK
                                     BENEFICIALLY            BENEFICIALLY                BENEFICIALLY             BENEFICIALLY
NAME AND ADDRESS                       OWNED(1)               OWNED(1)(2)                OWNED(1)(2)               OWNED(1)(2)
------------------------------  ----------------------  -----------------------  ----------------------------  -------------------
Thomas C. Dolan
(12)(17)(22)(26)(27)..........      11,800       *        1,287,372        1.7%       1,299,172          1.7%            4.7%
Vincent Tese(13)..............       6,000       *           --          --               6,000         *               *
Leo J. Hindery, Jr.(9)........          --       *           --          --                  --         *               *
John C. Malone(9).............          --       *           --          --             --              *               *

All executive officers
and directors as a group
(19
persons)(3)(4)(5)(9)(10)(11)
(12)(13)(14)(15)(16)(17)(21)
(22)(23)(24)(25)(26)(27)......   1,526,202        2.9%   16,611,236       74.8%      18,137,438         24.2%           61.0%

Paul J. Dolan(18)(23)(24)
(25)(26)(27)
100 Corporate Place Suite 150
Chardon, OH 44024.............       3,700       *        3,748,104       16.9%       3,750,304          5.0%           13.6%

Kathleen M. Dolan(18)(25)(28)
One Media Crossways
Woodbury, NY 11797............     272,000       *        1,433,482        6.5%       1,469,482          2.1%            5.3%

Mary S. Dolan(19)(21)
300 So. Riverside Plaza
Suite 1480
Chicago, IL 60606.............       3,000       *        1,194,802        5.4%       1,196,302          1.6%            4.4%

Deborah A. Dolan(19)(25)(28)
One Media Crossways
Woodbury, NY 11797............     272,000       *        1,633,482        7.4%       1,769,482          2.4%            6.0%

Matthew J. Dolan(20)(22)
231 Main Street
Court House Annex
Chardon, OH 44024.............       3,000       *        1,194,802        5.4%       1,196,302          1.6%            4.4%

Marianne E.
Weber(20)(26)(27)(28)
One Media Crossways
Woodbury, NY 11797............     272,000       *        1,269,710        5.7%       1,405,710          1.9%            4.7%

John MacPherson(29)
21 Old Town Lane
Halesite, NY 10019............      76,000       *        3,780,148       17.0%       3,823,148          5.1%           13.8%

------------------------

(1) Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock.

(2) Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock is entitled to one vote at a meeting of stockholders of the Company, and the holder of one share of Class B Common Stock is entitled to ten votes at a meeting of stockholders of the Company except in the election of directors.

(3) Includes 369,660 shares of Class A Common Stock owned by the Dolan Family Foundation, a New York not-for-profit corporation, the sole members of which are Charles Dolan and his wife, Helen A. Dolan. Neither Mr. Dolan nor Mrs. Dolan has an economic interest in such shares, but Mr. Dolan and his wife share the ultimate power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. Dolan and his wife retain such powers, each of Mr. Dolan and his wife is deemed to have beneficial ownership thereof. Also includes 10,000 shares of Class A Common Stock owned directly by Mrs. Dolan. The number of shares held as indicated includes 135,676 shares resulting from the assumed conversion of 183,000 shares of 8.5% Series I Convertible Exchangeable Preferred Stock ("Series I Preferred Stock") (0.7414 shares of Common Stock for each share of Series I Preferred Stock).

(4) Does not include an aggregate 9,917,856 shares of Class B Common Stock held by trusts for the benefit of Dolan family interests (the "Dolan Family Trusts"). Mr. Dolan disclaims beneficial ownership of the shares owned by the Dolan Family Trusts, in that he has neither voting nor investment power with respect to such shares.

(5) Includes 2,267,012 shares of Class B Common Stock by the Charles F. Dolan 1997 Grantor Retained Annuity Trust (the "GRAT"). The GRAT was established on April 30, 1997 by Charles F. Dolan for estate planning purposes. The GRAT, through its trustees, has the sole power to vote and dispose of such shares. The two co-trustees of the trust are Charles F. Dolan and his wife, Mrs. Dolan. For three years, the GRAT will pay to Charles F. Dolan, and in the event of his death, to Mrs. Dolan, a certain percentage of the fair market value of the property initially contributed to the GRAT (the "Annuity"). If Mr. Dolan is living at the expiration of the term of the GRAT, the remainder will pass into another trust for the benefit of Mrs. Dolan and the descendants of Charles F. Dolan. If Mr. Dolan is not living at the expiration of the term of the GRAT, the then principal of the GRAT will pass to his estate or to Mrs. Dolan.

(6) The Company has been informed that certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held as of March 31, 1998, 4,812,820 shares of Class A Common Stock. Capital Research and Management Company, a registered investment adviser has investment discretion with respect to 3,003,460 of such shares. The number of shares held as indicated includes 877,820 shares resulting from the assumed conversion of 1,184,000 shares of Series I Preferred Stock.

(7) The Company has been informed that certain operating subsidiaries of Gabelli Funds, Inc. ("GFI") beneficially held, or exercise investment discretion over various institutional accounts which beneficially held as of March 27, 1998, an aggregate of 7,692,060 shares of Class A Common Stock, including approximately 32,572 shares of Class A Common Stock that may be obtained upon conversion of shares of Series I Preferred Stock held by such entities on such date. The Company has been informed that GAMCO Investors, Inc., an investment advisor registered under the Investment Advisors Act of 1940 and a wholly-owned subsidiary of GFI, held sole dispositive power over 6,177,402 of such shares and sole voting power over 5,988,802 of such shares.

(8) The Company has been informed that Harris Associates L.P. and Harris Associates, Inc. have shared voting power over 2,899,000 shares of Class A Common Stock, sole dispositive power over 58,400 shares of Class A Common Stock, and shared dispositive power over 2,840,600 shares of Class A Common Stock.

(9) The Company has been informed that TCI beneficially owned, through subsidiaries, an aggregate of 24,991,286 shares of Class A Common Stock on March 2 ,1998. These shares include 8,959,012 shares held directly by Country Cable III, Inc. and 13,397,096 shares held directly by TCI CSC II, Inc. Each of Country Cable III, Inc. and TCI CSC II, Inc. is an indirect wholly owned subsidiary of TCI. TCI or its subsidiaries have sole voting and investment power with respect to all such shares. TCI is a party to a Stockholders Agreement with the Company and holders of Class B Common Stock, which agreement, among other things, requires the Class B Stockholders to vote to elect for director, up to two person nominated by TCI, and requires TCI to vote its shares of Class A Common Stock in proportion to the vote of the other, non-affiliated Class A Stockholders, on certain matters. Each of Messrs. John Malone and Leo Hindery, each a Director and Nominee for Director of the Company, is an officer and a director of TCI. Each of Messrs. Malone and Hindery disclaim any beneficial ownership interest in these shares.

(10) Does not include 40,000 shares of Class A Common Stock held by the Tatta Family Group. The Tatta Family Group is a New York limited partnership, the general partners of which are six trusts for the benefit of Tatta family interests (the co-trustees of each of which are Stephen A. Carb, Esq. and either Deborah T. DeCabia or Lisa T. Crowley, each a daughter of John Tatta who has been a director since 1985 and was the President of CSC Holdings from 1985 until 1991), and the limited partners of which are trusts for the benefit of Mr. Tatta and Tatta family interests (the trustee of each of which is Stephen A. Carb, Esq.). Mr. Tatta, who, as of March 31, 1998, was the holder of 40,000 shares of Class A Common Stock, disclaims beneficial ownership of the stock beneficially owned by trusts for the benefit of his family, in that he has neither voting nor investment power with respect to such shares.

(11) Includes shares owned by children of the individuals listed, which shares represent less than 1% of the outstanding Class A Common Stock.

(12) Includes shares of Class A Common Stock issuable upon the exercise of options granted pursuant to CSC Holdings' First Amended and Restated 1996 Employee Stock Plan or its predecessor plans which on April 1, 1998 were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. James Dolan 36,500; Mr. Bell 150,932; Mr. Lemle 133,332; Mr. Lustgarten 152,598; Ms. Mahony 39,466; Mr. Patrick Dolan 7,950 and Mr. Thomas Dolan 9,800; all executive officers and directors as a group 688,102.

(13) Includes shares of Class A Common Stock issuable upon the exercise of options granted pursuant to CSC Holdings' 1996 Stock Option Plan for Non-Employee Directors, which on April 1, 1998 were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. Ferris 17,000; Mr. Hochman 17,000; Mr. Oristano 17,000; Mr. Tese 6,000.

(14) The shares listed are owned by the Oristano Foundation, a charitable trust the trustees of which are members of the Oristano family.

(15) Includes 57,000 shares of Class B Common Stock owned by trusts for minor children as to which James L. Dolan disclaims beneficial ownership. Also includes 1,433,482 shares of Class B Common Stock held by two family trusts of which James L. Dolan is a contingent beneficiary and a co-trustee, as to which James L. Dolan disclaims beneficial ownership, which shares are also described in footnotes (23) and (24).

(16) Includes 19,000 shares of Class B Common Stock owned by trust for a minor child as to which Patrick F. Dolan disclaims beneficial ownership. Also includes 1,615,820 shares of Class B Common Stock held by two family trusts of which Patrick F. Dolan is a contingent beneficiary and a co-trustee, as to which Patrick F. Dolan disclaims beneficial ownership, which shares are also described in footnotes (21) and (25).

(17) Includes 663,686 shares of Class B Common Stock held by three family trusts of which Thomas C. Dolan is a contingent beneficiary and a co-trustee, as to which Thomas C. Dolan disclaims beneficial ownership, which shares are also described in footnotes (21) (25) and (26).

(18) Includes 606,232 shares of Class B Common Stock held by the DC Kathleen Trust, the co-trustees of which are Kathleen Dolan and Paul Dolan.

(19) Includes 606,232 shares of Class B Common Stock held by the DC Deborah Trust, the co-trustees of which are Deborah Dolan and Mary Dolan.

(20) Includes 588,570 shares of Class B Common Stock held by the DC Marianne Trust, the co-trustees of which are Marianne E. Weber and Matthew Dolan.

(21) Includes 588,570 shares of Class B Common Stock held by the DC Patrick Trust, the co-trustees of which are Patrick Dolan and Mary Dolan.

(22) Includes 606,232 shares of Class B Common Stock held by the DC Thomas Trust, the co-trustees of which are Thomas Dolan and Matthew Dolan.

(23) Includes 606,232 shares of Class B Common Stock held by the DC James Trust, the co-trustees of which are James Dolan and Paul Dolan.

(24) Includes 827,250 shares of Class B Common Stock held by the Dolan Descendants Trust, the co-trustees of which are James Dolan, Kathleen Dolan and Paul Dolan.

(25) Includes 1,027,250 shares of Class B Common Stock held by the Dolan Progeny Trust, the co-trustees of which are Patrick Dolan, Deborah Dolan and Paul Dolan.

(26) Includes 595,250 shares of Class B Common Stock held by the Dolan Grandchildren Trust, the co-trustees of which are Thomas
    Dolan, Marianne E. Weber and Paul Dolan.

(27) Includes 85,890 shares of Class B Common Stock held by the Dolan Spouse Trust, the co-trustees of which are Thomas Dolan, Marianne E. Weber and Paul Dolan.

(28) Includes 270,000 shares of Class A Common Stock owned by the Dolan Children's Foundation, a New York not-for-profit corporation, the sole members of which are Marianne Dolan Weber, Kathleen M. Dolan and Deborah Dolan Sweeney. Each of which do not have an economic interest in such shares, but each share the ultimate power to vote and dispose of such shares.

(29) Includes an aggregate of 3,780,148 shares of Class B Common Stock held by various trusts for the benefit of family members of Charles F. Dolan's family for which Mr. John MacPherson serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares.

                            ------------------------

    The Dolan family interests (other than Charles Dolan) have agreed with the Company that in the case of any sale or disposition by Dolan family interests (other than Charles Dolan) of shares of Class B Common Stock to a holder other than Charles Dolan or Dolan family interests, the Class B Common

Stock will be converted on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

    Charles Dolan and trusts for the benefit of members of his family, by virtue of their ownership of Class B Common Stock, are able collectively to control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class, and to elect up to 75% of the Company's Board of Directors.

    REGISTRATION RIGHTS. The Company has granted to each of Charles Dolan, certain Dolan family interests and the Dolan Family Foundation the right to require the Company to register, at any time prior to the death of both Mr. Dolan and his wife, the shares of Class A Common Stock held by them provided that the shares requested to be registered shall have an aggregate market value of at least $3,000,000. There is no limitation on the number or frequency of the registrations that such parties can demand pursuant to the preceding sentence. After the death of both Mr. Dolan and his wife, such parties will be permitted one additional registration. In addition, the Company has granted such parties "piggyback" rights pursuant to which they may require the Company to register their holdings of Class A Common Stock on any registration statement under the Act with respect to an offering by the Company or any security holder thereof (other than a registration statement on Form S-8 and S-4 or any successor form thereto).

    The Company has granted Mr. Tatta and certain Tatta family interests the right to require the Company, on any date, with the consent of Charles Dolan, his widow or the representative of the estate of Mr. Dolan or his wife, to register the shares of Class A Common Stock held by them provided that the shares requested to be registered have an aggregate market value of at least $3,000,000. After the death of both Charles Dolan and his wife, such parties will be permitted to demand only one registration. Such parties have also been granted piggyback registration rights identical to those described above, provided that in certain instances they receive written consent of Mr. Dolan, his widow or the representative of the estate of Mr. Dolan or his wife.

    Pursuant to the Stockholders Agreement, dated as of March 4, 1998, among the Company, TCI and certain holders of Class B Common Stock, the Company granted to TCI certain registration rights with respect to shares of Class A Common Stock held by TCI or certain of its affiliates. TCI is permitted to request that the Company file a registration statement registering not less than 2,000,000 shares, on a demand basis, not more than once each year. In addition, TCI was granted "piggy-back" registration rights on any registration of at least $100,000,000 of shares of Class A Common Stock (based on the market value thereof on the date of filing) by the Company, subject to certain limitations.

    The demand and piggyback registration rights described above are subject to certain limitations which are intended to prevent undue interference with the Company's ability to distribute securities.

                             CONFLICTS OF INTEREST

    Charles Dolan and certain other principal officers of the Company and various affiliates of the Company are subject to certain conflicts of interest. These conflicts include, but are not limited to, the following:

    BUSINESS OPPORTUNITIES. Charles Dolan may from time to time be presented with business opportunities which would be suitable for the Company and affiliates of the Company in which Mr. Dolan and his family have varying interests. Mr. Dolan has agreed that he will own and operate cable television systems only through the Company, except for cable television systems which the Company elects not to acquire under its right of first refusal. Mr. Dolan will offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to him or his family interests. If a majority of the members of the Board of Directors, who are not employees of the Company or any of its affiliates (the "Independent Directors") rejects such offer, Mr. Dolan or such family interests may acquire or invest in such cable television system or franchise therefor or interest therein individually or with others on terms no more favorable to Mr. Dolan than those offered to the Company. Mr. Dolan's interests in companies other than the Company, may conflict with his interest in the Company.

    Except for the limitations on the ownership and operation of cable television systems as described above, Mr. Dolan is not subject to any contractual limitations with respect to his other business activities and may engage in programming and other businesses related to cable television. A significant portion of Mr. Dolan's time may be spent, from time to time, in the management of such affiliates. Mr. Dolan will devote as much of his time to the business of the Company as is reasonably required to fulfill the duties of his office. During 1997, substantially all of Mr. Dolan's professional time was devoted to the business of the Company.

    In the event that Charles Dolan or any Dolan family interest decides to offer (other than to any Dolan family interest or an entity affiliated with Mr. Dolan) for sale for his, her or its account any of his, her or its ownership interest in any cable television system or franchise therefor, he, she or it will (subject to the rights of third parties existing at such time) offer such interest to the Company. Mr. Dolan or such Dolan family interest may elect to require that, if the Company accepts such offer, up to one-half of the consideration for such interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Independent Directors rejects such offer, Mr. Dolan or such Dolan family interest may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

    The Company's by-laws provide that the Company shall make any investment in or advance, other than any investment or advance that constitutes compensation for services rendered to the Company, to Charles Dolan and affiliates of Charles Dolan (as defined therein) only if such investment or advance is approved by a Special Committee of the Board of Directors comprised of two non-employee directors and, subject to the provisions of the TCI Stockholders Agreement, two directors nominated by TCI.

    As described under "Compensation Committee Interlocks and Insider Participation" below, (i) Atlantic Publishing holds an interest in a company that publishes a weekly cable television guide that is sold to the Company's subscribers, (ii) the Company has entered into agreement with, and contributed funds to, a joint venture formed with a relative of Charles Dolan for the purpose of operating a personal communications service business and (iii) TCI has certain contractual rights under the Stockholders Agreement, including right of consultation concerning certain transactions, including transfers of stock by Class B stockholders and transfers of assets by the Company.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company is comprised of Richard H. Hochman, Victor Oristano and John Tatta. Mr. Tatta, the former President of CSC Holdings, is not currently an employee of the Company but is a consultant to the Company (see "Board of Directors-- Compensation of Directors", above). Messrs. Hochman and Oristano are not employees of the Company. The role of the Compensation Committee involves overseeing and directing the development of executive compensation policies and programs which are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company's businesses and maximizing stockholder value. The Committee's specific responsibilities include determining the appropriate levels of compensation for members of the Company's senior management, including salaries, bonuses, stock and option rights, performance awards and employee benefits. The Senior Officer Compensation Subcommittee of the Compensation Committee, consisting of Messrs. Hochman and Oristano, has exclusive authority and responsibility for, and with respect to, any grants or awards under the Company's stock plans and Long-Term Incentive Plan to any executive officer of the Company and to the Company's other most senior employees. The Company believes that a strong link should exist between executive compensation and management's ability to maximize stockholder value. This belief is adhered to by developing both short-term and long-term incentive compensation programs that provide competitive compensation and reflect Company performance.

COMPENSATION PHILOSOPHY

    The four fundamental principles to which the Committee and the Subcommittee adhere in discharging their responsibilities are as follows: First, the majority of the annual and long-term compensation for the Company's senior executive officers should be at risk, with actual compensation levels correlating with the Company's actual performance in certain key areas determined by the Committee. Second, over time, incentive compensation of the Company's senior executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation and equity ownership requirements should be used on an increasing basis so as to provide executive officers with clear and direct links to the stockholders' interests. Fourth, the overall executive compensation program should be competitive, equitable and structured so as to ensure the Company's ability to attract, retain, motivate and reward the talented executives who are essential to the Company's continuing success. Total compensation, rather than individual compensation elements, is the focus of the Company's intent to provide competitive compensation opportunities.

    The Committee believes that continued revenue growth as well as continued improvements in cash flow should be recognized in considering compensation levels along with improvements in overall effectiveness, productivity, return on investment and success of strategic alliances and business acquisitions and combinations.

    The Committee meets with an outside compensation consultant at least annually to evaluate how well the Company's executive compensation program adheres to this philosophy and to evaluate the level and mix of salary, annual bonuses and long-term incentives.

COMPENSATION ELEMENTS

    The Company's compensation program for executives consists of four principal elements, each of which is vitally important in meeting the Company's need to attract, retain, motivate and reward highly-qualified executives.

    The four principal compensation elements are:

BASE SALARIES

    Base salaries for executives are set at levels which are intended to reflect the competitive marketplace for companies that are of comparable size and complexity and would be considered competitors of the Company in attracting and retaining quality executives. The salaries of the named officers are reviewed and approved by the Compensation Committee based on its assessment of each executive's experience and performance and a comparison to salaries of peers in other companies. The employment agreements for Messrs. Charles Dolan, Bell, Lustgarten and Lemle set minimum salary levels for such officers.

ANNUAL INCENTIVES

    Annual incentive awards have been made to selected executives pursuant to the Management Performance Incentive Plan (MPIP) on the basis of the Company, business unit and individual performance relative to budget in such areas as revenue, cash flow, operating income, operating margin, customer satisfaction and the like. The Company intends to continue providing annual incentives in concert with other compensation elements in order to maintain a competitive total compensation program for its executives. Stockholders are being asked to approve the Executive Performance Incentive Plan (EPIP). The EPIP is predicated on the same principles as the MPIP and will conform to the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") to ensure the tax deductibility of annual incentive or bonus payments made to senior executives of the Company. The Committee reviews and approves all performance measures and goals established under the MPIP and reviews and approves all annual incentive payments to executives covered under the MPIP. The Senior Officer Compensation Subcommittee reviews and approves all performance measures and goals established under the EPIP and reviews and approves all annual incentive payments to executives covered under the EPIP. The bonuses awarded to Messrs. Charles Dolan, William Bell, Marc Lustgarten, Robert Lemle and Andrew Rosengard for 1997 reflect the Company's performance in exceeding virtually all of its plans and budgets for the year, completing several transactions that greatly enhanced the Company's asset values, and achieving significant improvement in the Company's stock price and stockholder returns.

LONG-TERM INCENTIVES

    The Company has granted stock options, restricted stock and stock appreciation rights to executives under several stock option plans which were in place prior to 1996. Stock options, restricted stock and stock appreciation rights have been, and will continue to be, granted under the Company's Employee Stock Plan. Stock option and SAR awards granted during 1997 to the named executive officers are described in the Option/SAR Grants Table below. In addition, the Company has granted Performance Awards to selected executives under the Company's Long-Term Incentive Plan (LTIP) which was approved by stockholders last year. Under the LTIP, the Company makes contingent cash performance awards to selected executives to be earned on the basis of long-term performance relative to pre-established goals. Stock options and other long-term incentives are intended both to join the interests of executives with the interests of stockholders by facilitating the ownership of stock and to provide competitive long-term incentive opportunities to executives. Among the performance measures that the Subcommittee may use to govern the earnout of contingent performance awards are earnings per share, total return to stockholders, return on investment, operating income or net income, costs, results relative to budget, cash flow, cash flow margin, and growth in the Company's market value.

    Charles F. Dolan does not participate in the Employee Stock Plan or the LTIP. James L. Dolan has not participated in the Employee Stock Plan but may in the future. James L. Dolan has participated in CSC Holdings' prior stock plans and does participate in the LTIP.

BENEFITS

    Benefits offered to executives serve a different purpose than do other elements of the total compensation program. In general, they provide for retirement income and serve as a safety net against problems which can arise from illness, disability or death. Benefits offered to senior executive officers are basically those offered to other employees of the Company.

EVALUATION PROCEDURE

    In determining matters regarding executive officer compensation (other than the Chief Executive Officer), the Committee reviews with the Chairman, the Chief Executive Officer, the Vice Chairmen, the Executive Vice Presidents and the independent compensation consultant the respective areas of authority and responsibility of the various executive officers and the performance and contribution of each to the efforts of the Company in meeting its goals.

    The Company's independent compensation consultant has confirmed that compensation paid in 1997 to the named officers is consistent with the Company's compensation philosophy and objectives.

CEO COMPENSATION

    Decisions regarding the compensation of the Chief Executive Officer, James
L. Dolan, are the responsibility of the Senior Officer Compensation Subcommittee of the Compensation Committee. James L. Dolan's base salary for 1997 was $550,000. Mr. Dolan was awarded a bonus for 1997 of $2,750,000, which was significantly greater than his target bonus level. This bonus reflected the Company's performance in exceeding virtually all of its plans and budgets for the year, completing several transactions that greatly enhanced the Company's asset values, and achieving significant improvement in the Company's stock price and stockholder returns. In evaluating and determining Mr. Dolan's compensation, the Senior Officer Compensation Subcommittee and its compensation consultant compared the Company's compensation practices and levels to those of other companies involved in similar businesses, including but not limited to, the companies included in the Peer Group Index contained in the Stock Price Performance Graph. Based on this review, the Subcommittee determined that the compensation paid to Mr. Dolan for 1997 was appropriate.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

    Beginning in 1994, the Omnibus Reconciliation Act of 1993 (the "Act") limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation". The Committee and the Company have determined that the Company's policy is to design its short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m) of the Code and to be consistent with providing appropriate compensation to executives. Stockholder approval of incentive compensation plans and various provisions thereunder has been sought and obtained, is being sought this year for the Executive Performance Incentive Plan (referenced above), and will be sought in the future to continue to qualify performance-based compensation for the exemption.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                RICHARD H. HOCHMAN       VICTOR ORISTANO       JOHN TATTA

SUMMARY COMPENSATION TABLE

    The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by CSC Holdings, and a summary of certain other compensation paid or accrued for such years, to Charles F. Dolan, James L. Dolan and to each of CSC Holdings' and the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1997 (the "named executive officers") for service in all capacities with CSC Holdings and the Company.

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                               AWARD COMPENSATION            AWARDS       ALL OTHER
                                                        --------------------------------    OPTIONS/       COMPEN-
NAME AND PRINCIPAL POSITION                               YEAR     SALARY($)   BONUS($)      SARS(#)     SATION($)(1)
------------------------------------------------------  ---------  ---------  ----------  -------------  -----------
Charles F. Dolan......................................  1997 1996    525,000     525,000            0       315,962
Chairman and Director                                        1995    525,000     225,000            0       150,934
                                                                     516,667     390,000            0       150,796

James L .Dolan........................................  1997 1996    550,000   2,750,000            0       213,684
Chief Executive Officer and Director                         1995    555,206     225,000            0        43,188
                                                                     360,000     275,000            0         5,425

William J. Bell.......................................  1997 1996    525,000   2,150,000    350,000 0       117,275
Vice Chairman and Director                                   1995    500,000     330,000            0       100,239
                                                                     500,000     390,000                     94,092

Marc A. Lustgarten....................................  1997 1996    525,000   2,250,000    360,000 0        64,386
Vice Chairman and Director                                   1995    525,000     330,000            0        58,635
                                                                     500,000     390,000                     52,866

Robert S. Lemle.......................................  1997 1996    475,000   1,250,000    287,600 0        51,753
Executive Vice President, General Counsel, Secretary         1995    475,000     315,000       15,200        49,999
  and Director                                                       425,000     372,000                     43,271

Andrew B. Rosengard...................................  1997 1996    348,154     800,000     70,000 0      15,588 0
Executive Vice President, Financial Planning and             1995    278,876     226,250            0             0
  Controller                                                         214,389     140,000

------------------------

(1) For 1997, represents the sum of (i) for each individual, $2,400 contributed by CSC Holdings on behalf of such individual under CSC Holdings' Money Purchase Pension Plan (the "Pension Plan"), (ii) for each individual, $25,200 credited to such individual (other than Mr. James Dolan and Mr. Rosengard) on the books of CSC Holdings pursuant to the defined contribution portion of CSC Holdings' Supplemental Benefit Plan (the "Supplemental Plan"), (iii) for each individual, $2,400 contributed by CSC Holdings on behalf of such individual as a basic company contribution under CSC Holdings' 401(k) Plan, (iv) for each individual, the following amounts contributed by CSC Holdings on behalf of such individual as a matching contribution under CSC Holdings' 401(k) Plan: Mr. Charles Dolan $1,063, Mr. James Dolan $952; Mr. Bell $875; Mr. Lustgarten $1,063; Mr. Lemle $792 and Mr. Rosengard $713, (v) for each individual, the following amounts paid as a premium on individual life insurance policies purchased by CSC Holdings for the executive officer to replace coverage under the integrated policy previously provided by CSC Holdings: Mr. Charles Dolan $164,983; Mr. James Dolan $39,847; Mr. Bell $86,400; Mr. Lustgarten $33,323; Mr. Lemle $20,961
    and Mr. Rosengard $10,075, and (vi) for Mr. Charles Dolan and Mr. James Dolan, $119,916 and $168,085, respectively, representing the value of personal use of CSC Holdings' aircraft, determined in accordance with the Standard Industry Fare Level as promulgated by the Internal Revenue Service.

OPTION/SAR GRANTS TABLE

    The following table contains certain information with respect to stock options and SAR's granted to the named executive officers in 1997 under CSC Holdings' First Amended and Restated 1996 Employee Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                        -----------------------------------------------------------------------------    VALUE AT ASSUMED
                                          % OF TOTAL                                                     ANNUAL RATES OF
                                         OPTIONS/SARS                                                      STOCK PRICE
                                          GRANTED TO                                                     APPRECIATION FOR
                                           EMPLOYEES       EXERCISE OR    MARKET PRICE                    OPTION TERM(1)
                         OPTION/SARS       IN FISCAL       BASE PRICE      ON DATE OF     EXPIRATION   --------------------
                         GRANTED(#)        YEAR 1997        ($/SHARE)       GRANT($)         DATE        5%($)     10%($)
                        -------------  -----------------  -------------  ---------------  -----------  ---------  ---------
Charles F. Dolan......       --               --               --              --             --          --         --
James L. Dolan........       --               --               --              --             --          --         --
William J. Bell.......  350,000(2)(3)           15.8%           14.25           14.25       04/17/07   3,136,000  7,948,500
Marc A. Lustgarten....  360,000(2)(3)           16.2%           14.25           14.25       04/17/07   3,225,600  8,175,600
Robert S. Lemle.......  287,600(2)(3)           13.6%           14.25           14.25       04/17/07   2,576,896  6,531,396
Andrew B. Rosengard...  70,000(2)(3)             3.2%           14.25           14.25       04/17/07     627,200  1,589,700

------------------------

(1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price. In all cases the appreciation is calculated from the award date to the end of the option term.

(2) Options and SARs granted on April 17, 1997 under CSC Holdings' Amended and Restated 1996 Employee Stock Plan and assumed by the Company under the Company's Employee Stock Plan. Such options and SARs become exercisable in annual installments of 33 1/3 percent per year, beginning on December 31, 1997 and on each of the first two anniversaries of that date. One half of the amounts set forth are options and one half are SARs. Options and SARs may be independently exercised. Vesting of options and SARs may be accelerated upon a change of control of the Company (see "Employee Contracts and Severance and Change-In-Control Arrangements" below).

(3) Includes options and SARs granted in connection with the cancellation of previously granted options and SARs. See, Report on Repricing of Options/SARs on page 20.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUE TABLE

    The following table shows certain information with respect to the named executive officers concerning (i) each exercise of stock options or SARs during 1997, and (ii) unexercised stock options and SARs held as of December 31, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                                VALUE OF
                                                                      NUMBER OF SECURITIES UNDERLYING          UNEXERCISED
                                                                                                              IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS/SARS AT 12/31/97      OPTIONS/SARS AT
                                           SHARES        VALUE                      (#)                       12/31/97 ($)
                                        ACQUIRED ON    REALIZED    -------------------------------------  ---------------------
NAME                                    EXERCISE (#)      ($)      EXERCISABLE      /      UNEXERCISABLE  EXERCISABLE     /
--------------------------------------  ------------  -----------  -----------             -------------  ----------
Charles F. Dolan......................       --           --           --                       --            --
James L. Dolan........................       --           --           54,750                    18,250    1,471,406
William J. Bell.......................    75,000(1)    1,047,656      280,864                   254,336    9,151,202
Marc A. Lustgarten....................    75,000(1)    1,047,656      280,864                   261,004    9,263,240
Robert S. Lemle.......................    52,500(1)      718,125      245,796                   212,804    7,921,681
Andrew B. Rosengard...................    37,532(2)      691,339       23,332                    55,236      784,538


NAME                                    UNEXERCISABLE
--------------------------------------  -------------
Charles F. Dolan......................       --
James L. Dolan........................       490,469
William J. Bell.......................     8,410,298
Marc A. Lustgarten....................     8,634,509
Robert S. Lemle.......................     6,987,669
Andrew B. Rosengard...................     1,790,464

------------------------

(1) Exercise of SARs granted under CSC Holdings' Amended and Restated Employee Stock Plan.

(2) Exercise of stock options and SARs granted under CSC Holdings' Amended and Restated Employee Stock Plan and CSC Holdings' First Amended and Restated 1996 Employee Stock Plan.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

    The following table contains certain information with respect to awards granted to the named executive officers in 1997 under the CSC Holdings 1997 Long-Term Incentive Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                    PERFORMANCE
                                                     NUMBER OF       OR OTHER          ESTIMATED FUTURE PAYOUTS UNDER
                                                   SHARES, UNITS   PERIOD UNTIL         NON-STOCK PRICE-BASED PLANS
                                                  OR OTHER RIGHTS  MATURATION OR  ----------------------------------------
NAME                                                    (#)           PAYOUT      THRESHOLD ($)  TARGET ($)   MAXIMUM ($)
------------------------------------------------  ---------------  -------------  -------------  ----------  -------------
Charles F. Dolan................................           N/A               N/A       --            --           --
James L. Dolan(1)...............................           N/A        12-36 mos.       --         4,000,000       --
Marc A. Lustgarten(2)...........................           N/A        12-36 mos.       --         2,250,000       --
William J. Bell(2)..............................           N/A        12-36 mos.       --         2,000,000       --
Robert S. Lemle(2)..............................           N/A        12-36 mos.       --         1,650,000       --
Andrew B. Rosengard(3)..........................           N/A        12-72 mos.       --         1,200,000       --

------------------------

(1) Such individual received a contingent cash award, granted as of January 1, 1997, under the CSC Holdings 1997 Long-Term Incentive Plan, in the amount indicated. The indicated amount is payable in full upon the attainment of specified performance objectives, including (a) incremental cash flow in respect of calendar years 1997, 1998 and 1999 in excess of specified targets, and (b) private market value of the Company at the end of any calendar quarter starting with the fourth quarter of 1997, in excess of specified targets.

(2) Each individual received a contingent cash award, granted as of January 1, 1997, under the CSC Holdings 1997 Long-Term Incentive Plan, in the amount indicated. These awards were granted in conjunction with certain stock option awards and SARs granted during 1997, as described in the Option/SAR Grants Table. The indicated amount is payable in full upon the attainment of specified "minimum performance objectives" or of specified "exemplary performance objectives." If the recipient elects to receive payment of the award following attainment of the minimum performance objectives but prior to the attainment of the exemplary performance objectives, then the related stock options and SARs are canceled. Minimum performance objectives include growth in cash flows and revenues in respect of calendar years 1997, 1998 and 1999 in excess of specified targets. Exemplary performance objectives include (a) incremental cash flows in respect of calendar years 1997, 1998 and 1999 in excess of specified targets, and (b) private market value of the Company at the end of any calendar quarter starting with the fourth quarter of 1997, in excess of specified targets.

(3) The amount indicated includes (a) a $700,000 contingent cash award payable upon the terms described in footnote (2) above, and (b) a $500,000 cash award, increased annually through and including December 31, 2003 by an amount equal to 20% of the recipient's base salary earned during such calendar year, and accruing interest at 6.75% per annum. The award described in (b) above, is payable 50% on January 1, 2002 and 50% on January 1, 2004, so long as the recipient has remained in the continuous employ of the Company through such date.

                      REPORT ON REPRICING OF OPTIONS/SARS

    On April 17, 1997, the Compensation Committee granted to certain key employees of the Company, including Messrs. Bell, Lustgarten, Lemle and Rosengard, certain stock options and SARs, as described above under the heading "Option/SAR Grants in Last Fiscal Year". These awards were made at the then current market price for the Company's Class A Common Stock. In connection with the grant of these awards, certain options and SARs previously granted to the recipients, with exercise prices greater than the then current market price of the Company's Class A Common Stock, were canceled. The Compensation Committee determined that the retention value of the executive's Option/SAR package would be significantly enhanced if a greater portion of their unvested Option/SAR's were at exercise prices not below the current market value of the underlying Class A Common Stock.

    Set forth below is a table showing adjustments or amendments to the exercise price of stock options or SARs for the named executive officers during the last ten completed fiscal years.

                        TEN-YEAR OPTION / SAR REPRICINGS

                                                                                                             LENGTH OF
                                            SECURITIES       MARKET                                       ORIGINAL OPTION
                                            UNDERLYING      PRICE OF          EXERCISE                          TERM
                                             NUMBER OF      STOCK AT       PRICE AT TIME                    REMAINING AT
                                           OPTIONS/SARS      TIME OF        OF REPRICING         NEW          DATE OF
                                            REPRICED OR   REPRICING OR      OR AMENDMENT      EXERCISE      REPRICING OR
NAME                              DATE      AMENDED (#)     AMENDMENT           ($)             PRICE        AMENDMENT
------------------------------  ---------  -------------  -------------  ------------------  -----------  ----------------
Charles F. Dolan..............     --           --             --                --              --              --
James L. Dolan................     --           --             --                --              --              --
William J. Bell(1)............    4/17/97      150,000          14.25          28.25              14.25   91 months
Marc A. Lustgarten (2)........    4/17/97      160,000          14.25          28.25              14.25   91 months
Robert S. Lemle(3)............    4/17/97      127,600          14.25     28.25/26.0625(5)        14.25   91/103 mos.(2)
Andrew B. Rosengard(4)........    4/17/97       70,000          14.25          24.75              14.25   119 months

------------------------

(1) Includes 75,000 options and 75,000 SARs granted in replacement of 150,000 options and 150,000 SARs granted on November 18, 1994 at an exercise price of $28.25 (adjusted for the Stock Split).

(2) Includes 80,000 options and 80,000 SARs granted in replacement of 160,000 options and 160,000 SARs granted on November 18, 1994 at an exercise price of $28.25 (adjusted for the Stock Split).

(3) Includes 63,800 options and 63,800 SARs granted in replacement of 120,000 options and 120,000 SARs granted on November 18, 1994 at an exercise price of $28.25 (adjusted for the Stock Split), and 7,600 options and 7,600 SARs granted on November 2, 1995 at an exercise price of $26.0625 (adjusted for the Stock Split).

(4) Includes 35,000 options and 35,000 SARs granted in replacement of 27,500 options and 27,500 SARs granted on May 1, 1996 at an exercise price of $24.75 (adjusted for the Stock Split).

(5) Includes 240,000 Options/SARs with an exercise price of $28.25 which would have expired 91 months from grant of replacement awards, and 15,200 Options/SARs will have expired 103 months from grant of replacement awards.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                RICHARD H. HOCHMAN       VICTOR ORISTANO       JOHN TATTA

DEFINED BENEFIT PENSION PLAN

    The Company's, Nonqualified Supplemental Benefit Plan provides actuarially-determined pension benefits, among other types of benefits, for 21 employees of the Company or its subsidiaries who were previously employed by Cablevision Systems Services Corporation ("CSSC"). CSSC, which is wholly-owned by Charles Dolan, provided management services to Cablevision Company (the Company's predecessor) and to certain affiliates of the Company. The Supplemental Plan is designed to provide these employees, in combination with certain qualified benefit plans maintained by the Company and certain qualified retirement plans formerly maintained by CSSC, with the same retirement benefit formulae they would have enjoyed had they remained employees of CSSC and continued to participate in the former CSSC qualified plans. The Supplemental Plan provides that the Company may set aside assets for the purpose of paying benefits under the Supplemental Plan, but that any such assets remain subject to the claims of general creditors of the Company.

    The defined benefit feature of the Supplemental Plan provides that, upon attaining normal retirement age (the later of age 65 or the completion of five years of service), a participant will receive an annual benefit equal to the lesser of 75% of his or her average compensation (not including bonuses and overtime) for his or her three most highly compensated years and the maximum benefit permitted by the Code (the maximum in 1997 is $120,000 for employees who retire at age 65), reduced by the amount of any benefits paid to such individual pursuant to the qualified defined benefit plan formerly maintained by CSSC. This benefit will be reduced proportionately if the participant retires or otherwise terminates employment before reaching normal retirement age.

    The following sets forth the estimated annual benefits payable upon normal retirement under the defined benefit portion of the Supplemental Plan (reduced by any retirement benefits paid in connection with the termination of the CSSC Defined Benefit Pension Plan) to the following persons: Mr. Charles Dolan, $144,463; Mr. James Dolan, $0; Mr. Bell, $101,765, Mr. Lustgarten, $109,330; Mr.
Lemle, $114,484 and Mr. Rosengard $0.

PERFORMANCE GRAPH

    The chart below compares the performance of the Company's Class A Common Stock with the performance of the Russell 3000 Index and a Peer Group Index by measuring the changes in Class A Common Stock prices from December 31, 1992 through December 31, 1997. The Russell 3000 Index is included in this year's Performance Graph in lieu of the AMEX Value Index used in CSC Holdings' prior Proxy Statements, because the AMEX Value Index is no longer published. As required by the SEC, the values shown assume the reinvestment of all dividends. Because no published index of comparable media companies currently reports values on a dividends-reinvested basis, the Company has created a Peer Group Index for purposes of this graph in accordance with the requirements of the SEC. The Peer Group Index is made up of companies that engage in cable television operations as a significant element of their business, although not all of the companies included in the Peer Group Index participate in all of the lines of business in which the Company is engaged and some of the companies included in the Peer Group Index also engage in lines of business in which the Company does not participate. Additionally, the market capitalization's of many of the companies included in the Peer Group are quite different from that of the Company. The Common Stocks of the following companies have been included in the Peer Group Index: Adelphia Communications Corporation, Comcast Corporation, Century Communications Corporation, Falcon Cable Systems Company, TCA Cable TV, Inc., Tele-Communications, Inc., The Times Mirror Company and Time Warner Inc. The chart assumes $100 was invested on December 31, 1992 in each of the Company's Class A Common Stock, the Russell 3000 Index and the Peer Group Index and reflects reinvestment of dividends on a quarterly basis and market capitalization weighting.

                 FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
            FOR CSC HOLDINGS, INC./CABLEVISION SYSTEMS CORPORATION,
                       RUSSELL 3000 INDEX AND PEER GROUP.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   FIVE YEAR CUMULATIVE TOTAL STOCKHOLDERS RETURN FOR CSC
                          HOLDINGS

                                                              Cablevision Systems  Russell 3000    Peer Group
1992                                                                          100           100           100
1993                                                                          194           108           148
1994                                                                          144           105           113
1995                                                                          155           143           133
1996                                                                           88           174           123
1997                                                                          274           229           215

EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

    Charles Dolan has an employment agreement with the Company expiring in January 1999 with automatic renewals for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for annual compensation of not less than $400,000 per year to Mr. Dolan. The agreement also provides for payment to Mr. Dolan's estate in the event of his death during the term of such agreement, of an amount equal to the greater of one year's base salary or one-half of the compensation that would have been payable to Mr. Dolan during the remaining term of such agreement.

    Under the applicable award agreements, the vesting of the bonus award shares, stock options and SARs granted to employees, including Messrs. James Dolan, Bell, Lustgarten, Lemle and Rosengard, under the CSC Holdings Amended and Restated Employee Stock Plan and its predecessor plans, may be accelerated, in certain circumstances, upon a "change of control" of the Company. A "change of control" is defined as the acquisition by any person or group, other than Charles Dolan or members of his immediate family (or trusts for the benefit of Charles Dolan or his immediate family) or any employee benefit plan sponsored or maintained by the Company, of (1) the power to direct the management of substantially all of the cable television systems then owned by the Company in the New York City metropolitan area, or (2) after any fiscal year of the Company in which the Company's cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all of its assets. Upon such a change in control, the bonus award shares, stock options and SARs may be converted into either a right to receive an amount of cash based upon the highest price per share of Common Stock paid in the transaction resulting in the change of control, or into a corresponding award with equivalent profit potential in the surviving entity, at the election of the Compensation Committee.

    The Company adopted as of May 1, 1994, a severance pay plan pursuant to which an employee whose employment is involuntary terminated (other than for cause) or who resigns with the approval of the Company, may receive a benefit in an amount determined by the Company.

    In March 1998, the Company entered into employment agreements with each of Messrs. Bell, Lustgarten and Lemle, which agreements replaced previous employment agreements. The agreements are each for a three year term ending December 31, 2000 and may each be extended for additional one-year periods up until December 31, 2000, unless the Company or the executive notifies the other of its election not to extend by the preceding October 31. Under their respective agreements, these executives are to receive annual salaries of not less then $700,000 in the case of Mr. Bell, $750,000 in the case of Mr. Lustgarten, and $525,000 in the case of Mr. Lemle. Each agreement also provides that in the event that the executive leaves the Company involuntarily (other than for cause), following a change of control (as defined above), or because such executive's compensation, title or responsibilities are reduced without his consent, such executive shall be entitled to receive (1) a severance payment of not less than the salary due for the remainder of the employment agreement or one year's annual salary (or three times the sum of his annual salary plus his prior year's annual bonus in the event of a change of control), whatever is greater, (2) an annual bonus of not less than 100% of annual salary for Messrs. Bell and Lustgarten and 65% of annual salary for Mr. Lemle, pro rated for the months worked during such year, (3) the right to receive payment of all bonus shares and deferred compensation awards, and to exercise all stock option and conjunctive rights awards for the remainder of the term of the agreement, or a period of 180 days, if greater, whether or not such awards are due or exercisable at the time, (4) the right to receive payment of all outstanding long-term performance awards, at such time, if any, as such awards shall be earned (as if such employee remained in the continuous employ of the Company through the payment date), (5) three years payment of life insurance premiums and (6) the right to participate in the Company's health plan for retired executives.

    In February 1996, the Compensation Committee adopted the Cablevision Systems Corporation Supplemental Life Insurance Premium Payment Plan (the "Supplemental Life Insurance Premium Payment Plan"). Under the Supplemental Life Insurance Premium Payment Plan, at all times following a change of control (as detailed above) the Company would pay on behalf of certain executive officers of the Company, including Messrs. James Dolan, Bell, Lustgarten, Lemle and Rosengard, all premiums on life insurance policies purchased by the Company for such executive officers, up to the aggregate amount of additional premiums, if any, necessary to fund fully the face amount of such executive officer's policy as in effect immediately prior to the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As disclosed above, the Compensation Committee of the Board of Directors is comprised of Messrs. Oristano, Tatta and Hochman. (See "Report of Compensation Committee," above.) Mr. Tatta, the former President of CSC Holdings is currently a consultant to the Company. Mr. Oristano and Mr. Hochman are not employees of the Company.

    The Company has made investments in and advances to certain affiliates of which Charles Dolan is the managing general partner or in which Mr. Dolan or Dolan family interests had or have ownership interests.

    Cablevision of Boston Limited Partnership, a Massachusetts limited partnership ("Cablevision Boston"), is engaged in the construction, ownership and operation of cable television systems in Boston and Brookline, Massachusetts. On December 15, 1995, CSC Holdings acquired the interests in Cablevision Boston that it did not previously own pursuant to an agreement entered into by CSC Holdings and Cablevision Boston. In connection with the acquisition, the limited partners (other than CSC Holdings) of Cablevision Boston received 682,454 shares (of which 680,266 shares were issued by December 31, 1995) of Class A Common Stock and CSC Holdings paid approximately $83 million (including fees and expenses), primarily with funds borrowed under CSC Holdings' credit agreement, to repay existing Cablevision Boston indebtedness and to make certain payments to Charles F. Dolan, referred to below. Upon consummation of the acquisition of Cablevision Boston, all outstanding subordinated advances made by CSC Holdings to Cablevision Boston became intercompany indebtedness. Mr. Dolan, a former general partner of Cablevision Boston and the Chairman of the Board of the Company, received 7,357 shares of the Company's Class A Common Stock and approximately $20.8 million in cash to repay a portion of Cablevision Boston's indebtedness to him in connection with the acquisition. CSC Holdings and its affiliates (other than Cablevision Boston's former general partners and their affiliates) received 1,041,553 shares of Class A Common Stock, which have been subsequently retired and assumed approximately $42.9 million of intercompany indebtedness referred to above. As part of the acquisition of Cablevision Boston, CSC Holdings entered into an agreement with Mr. Dolan with respect to his 0.5% general partnership interest in Cablevision of Brookline Limited Partnership ("Cablevision Brookline"), a partnership affiliated with Cablevision Boston. CSC Holdings acquired the remaining 99.5% of the partnership interests in Cablevision Brookline in the acquisition of Cablevision Boston. Under the Agreement, CSC Holdings has a right of first refusal to acquire Mr. Dolan's general partnership interest and a right to acquire such interest on the earlier to occur of Mr. Dolan's death or January 1, 2002 at the greater of $10,000 or the book value of such interest,. Mr. Dolan's estate has the right to put the interest to CSC Holdings at the same price. Additionally, in the event of a change of control of the Company or Cablevision Brookline, Mr. Dolan will have the right to put his general partnership interest in Cablevision Brookline to the Company at the greater of
(i) prices declining from $3.9 million for the year ended December 15, 1996 to $10,000 for the year ended December 15, 2002 and (ii) the book value of such interest.

    Atlantic Publishing holds a minority equity interest in a company that publishes a cable television guide which is offered to the Company's subscribers and to unaffiliated cable television operators. As of December 31, 1997, CSC Holdings had advanced an aggregate of approximately $16.2 million to Atlantic Publishing, reflecting approximately $6.1 million, $0.1 million, $1.0 million and $0.6 million, net, paid back during 1997, 1996, 1995 and 1994, respectively. CSC Holdings has written off all of its advances to Atlantic Publishing other than $2.4 million. Atlantic Publishing is owned by a trust for certain Dolan family members; however, CSC Holdings has the option to purchase Atlantic Publishing for an amount equal to the owner's net investment therein plus interest. The current owner has made only a nominal investment in Atlantic Publishing to date.

    On November 25, 1997, Charles F. Dolan and CSC Holdings entered into a letter agreement (i) to defer the commencement of the period during which Mr. Dolan could elect, pursuant to CSC Holdings' pre-existing obligations under the Purchase and Reorganization Agreement, dated as of December 20, 1991, as amended, between Mr. Dolan and CSC Holdings, to require CSC Holdings to purchase Mr. Dolan's remaining partnership interests in Cablevision of New York City -Master, L.P., from December 1, 1997 to the date of the consummation of the Merger and the Contribution Agreement with TCI and (ii) to provide for cash payment for such partnership interests of approximately $190 million. On March 4, 1998, CSC Holdings acquired Charles F. Dolan's remaining 1% interest in Cablevision of New York City-- Master, L.P. and satisfied certain payment obligations for a cash payment of $194 million.

    On August 23, 1996, CSC Holdings entered into an agreement with Northcoast Operating Co., Inc. ("Northcoast") and certain of its affiliates, to form a limited liability company (the "LLC") to participate in the auctions conducted by the Federal Communications Commission ("FCC") for certain licenses to conduct a personal communications service ("PCS") business. CSC Holdings has contributed an aggregate of approximately $31 million to the LLC (either directly or through a loan to Northcoast) and holds a 49.9% interest in the LLC and certain preferential distribution rights. Northcoast is a Delaware corporation controlled by John Dolan. John Dolan is a nephew of Charles F. Dolan and cousin of James Dolan.

    The Company's By-Laws prohibit the making of further investments in or advances to entities owned or controlled by Charles Dolan without the approval of a majority of the members of the Board of Directors who are not employees of the Company or any of its affiliates.

    Richard H. Hochman, a director and a nominee for director, was, until April, 1995, a Managing Director of PaineWebber Incorporated. PaineWebber Incorporated has performed investment banking services for entities affiliated with Charles Dolan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH OTHER DIRECTORS

    Charles D. Ferris, a director and a nominee for director, is a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. provides legal services to the Company and certain of its subsidiaries.

    Vincent Tese, a director and a nominee for director, is a director of The Bear Stearns Companies, Inc. Bear Stearns has performed investment banking services for the Company.

    Each of John C. Malone and Leo J. Hindery, Jr., each a director and a nominee for director, is an officer and a director of TCI. As described above, TCI holds approximately 33% of the Company's Common Stock and has certain contractual rights under the Stockholders Agreement, including rights of consultation concerning certain transactions including transfers of stock by Class B stockholders and transfers of assets by the Company. TCI also owns, or holds ownership interests in, various companies that transact business with the Company on a regular basis.

                     (2) AUTHORIZATION AND APPROVAL OF THE
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

    On April 20, 1998, the Company's Board of Directors adopted, subject to stockholder approval, the Cablevision Systems Corporation Executive Performance Incentive Plan (the "Plan"). The text of the Plan is set forth in Exhibit A hereto, and the following discussion is qualified in its entirety by reference thereto.

    The Plan will be administered by the Compensation Committee or a subcommittee of the Compensation Committee. Awards may be granted under the Plan to key executives of the Company and its subsidiaries consisting of the Company's Chief Executive Officer, any other executive who the Compensation Committee determines is likely to be among the four other highest compensated officers for the Company's fiscal year for which an award is made, and any other executive designated by the Compensation Committee (or subcommittee) in its discretion.

    The Compensation Committee (or subcommittee) will specify one or more of the following performance criteria which must be met during the Company's fiscal year in which the award is made in order for the participant to be entitled to the payment of an award granted under the Plan: (i) earnings per share, (ii) total return to shareholders, (iii) return on investment, (iv) operating income or net income, (v) costs, (vi) cash flow, (vii) cash flow margin, (viii) cash flow per subscriber, (ix) revenues, (x) revenues per subscriber, (xi) subscriber growth, (xii) a specified increase in the publicly traded price of the Company's Class A Common Stock, or (xv) a specified increase in the private market value of the Company.

    The Compensation Committee (or a subcommittee) may in its discretion grant target awards to eligible participants which range from 10% to 100% of the participant's salary for the Company's fiscal year. The maximum earned award if the applicable performance criteria are met is two times the target award. The Compensation Committee (or subcommittee) may in its discretion reduce or eliminate the amount otherwise payable as an earned award. In no event may any participant receive an annual payment under the Plan in an amount exceeding $5,000,000. All awards granted under the Plan are payable solely in cash. No awards may be made under the Plan after December 31, 2007.

    The Plan may be amended by the Board of Directors or the Compensation Committee, as permitted by applicable law.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, is required to authorize and approve the Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE EXECUTIVE PERFORMANCE INCENTIVE PLAN.

               (3) AUTHORIZATION AND APPROVAL OF AMENDMENT NO. 1
                           TO THE EMPLOYEE STOCK PLAN

    On April 20, 1998, Compensation Committee of the Board of Directors adopted, and the Company's Board of Directors ratified, subject to stockholder approval, an amendment to the CSC Parent Employee Stock Plan (the "Stock Plan"), changing the name of the Stock Plan to the "Cablevision Systems Corporation 1998 Employee Stock Plan" and increasing the number of shares that may be issued pursuant to grants made thereunder to 6,500,000. The text of the Amendment No. 1 to the Stock Plan is set forth in Exhibit B hereto, and the following discussion is qualified in its entirety by reference thereto.

DESCRIPTION OF PROPOSED AMENDMENT

    The Stock Plan was adopted by the Company's stockholders at a Special Meeting of Stockholders held on February 12, 1998. The Stock Plan currently provides that the Compensation Committee of the Board of Directors may make awards under the Stock plan for up to an aggregate number of shares equal to the sum of (i) 1,500,000 shares, and (ii) the number of restricted shares, if any purchased from employees by the Company. Additionally, if an award is paid or settled in cash, or expires, lapses, terminates or is canceled without the issuance of shares, than the Compensation Committee may grant awards with respect to shares subject to such prior awards. In the event of any stock dividend, stock split, spin-off, reclassification, recapitalization, or smaller event resulting in dilution of the Company's Class A Common Stock, then the number of shares of Class A Common Stock issuable under the Stock Plan is proportionately adjusted to reflect such transaction. As a result of the Stock Split effected on March 30, 1998, the number of shares issuable under the Stock Plan was adjusted to reflect such Stock Split.

    Because the Company assumed the Stock Plan from CSC Holdings, and is to be treated as a successor to CSC Holdings thereunder, grants of awards under CSC Holdings' First Amended and Restated 1996 Stock Plan are "counted against" the awards available under the Stock Plan. As of March 31, 1998, approximately 940,650 shares remained available for grant under the Stock Plan, after giving effect to shares issued under the Stock Plan or its predecessor plan, awards granted and currently outstanding under the Stock Plan or its predecessor plan, and the Stock Split.

    The proposed amendment would increase the number of shares issuable under the Stock Plan by an additional 3,500,000 shares by increasing the maximum number of shares issuable under the Stock Plan from 1,500,000 (3,000,000 post Stock Split) to 6,500,000.

    The amendment also changes the name of the Stock Plan to the "Cablevision Systems Corporation 1998 Employee Stock Plan" to reflect the change of the Company's name affected on March 4, 1998.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock, and the Class B Common Stock, voting together as a single class, is required to authorize and approve the amendment to the Stock Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

DESCRIPTION OF THE STOCK PLAN

    Under the Stock Plan, the Company may grant "incentive stock options", as defined in Section 422 of the Code, non-qualified stock options, restricted stock and bonus award shares. Bonus award shares are restricted shares that are payable upon vesting in cash and/or stock at the Company's election. The option exercise price of stock options may not be less than the fair market value per share of Class A Common Stock on the date the option is granted. Other than in the case of death of an award recipient, such options may be exercised for a term no longer than ten years. The Stock Plan provides that, in conjunction with the grant of an option, the Company may grant stock appreciation rights ("SARs") pursuant to which the employee may elect to receive payment, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, as the Compensation Committee may determine at the time the SAR is granted, equal to the difference between the fair market value of the stock as of the date the SAR is exercised and the option exercise price. The Stock Plan permits the granting of restricted shares and bonus award shares at prices determined by the Compensation Committee.

    Under the Stock Plan, the Compensation Committee would have the authority, in its discretion, to add performance criteria as a condition to any employee's exercise of a stock option or SAR, or the vesting or payment of any bonus award shares or restricted shares, granted under the Stock Plan. Additionally, the Stock Plan specifies certain performance criteria that may, in the case of certain executive officers of the Company, be conditions precedent to the vesting of bonus award shares or restricted shares granted to such executives under the Company Stock Plan. These performance criteria include: (i) earnings per share, (ii) total return to stockholders, (iii) return on equity, (iv) operating income or net income, (v) return on capital, (vi) costs, (vii) results relative to budget, (viii) cash flow, (ix) cash flow margin, (x) cash flow per subscriber, (xi) revenues, (xii) revenues per subscriber, (xiii) subscriber growth, (xiv) results relative to quantitative customer service standards, (xv) results relative to quantitative customer satisfaction standards, (xvi) specified increase in the Fair Market Value of Class A Common Stock. Application of the performance criteria may be by reference to the performance of the Company or an affiliate of the Company or a subdivision or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies. Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in shares of Class A Common Stock unless satisfied or settled in cash pursuant to the terms of the Stock Plan.

    The Board of Directors or the Compensation Committee may discontinue the Stock Plan at any time and from time to time may amend or revise the terms of the Stock Plan, as permitted by applicable law, except that it may not revoke or alter, in any manner unfavorable to the recipient of an outstanding award under the Stock Plan, any award made under the Stock Plan, without the consent of the recipient of that award, nor may it amend the Stock Plan without the approval of the stockholders of the Company if such approval is required by Rule 16b-3 under the 1934 Act for transactions pursuant to the Stock Plan to continue to be exempt thereunder.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary generally describes the principal Federal (but not state and local) income tax consequences of the issuance and exercise of options under the Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provision of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

    An employee will not realize income when an incentive stock option is granted under the Stock Plan or when such an option is exercised, and the Company will not be entitled to a deduction with respect to the grant or exercise of such an option. The difference between the exercise price of an incentive stock option and the fair market value of Class A Common Stock subject to the option at the time of exercise is an item of tax preference which may result in the employee being subject to the alternative minimum tax. If the employee holds the Class A Common Stock acquired under an incentive stock option for at least two years from the date the option is granted and at least one year from the date of exercise of the option, any gain realized by the employee when the Class A Common Stock is sold will be taxable as capital gain. If the holding periods are not satisfied, the employee will realize ordinary income in the year of the disposition of the Class A Common Stock in an amount equal to the excess of the fair market value of such Class A Common Stock on the date of exercise (or the proceeds of the disposition, if lower) over the option price, and the Company will be entitled to a corresponding deduction. Any remaining gain will be capital gain. If an incentive stock option is settled by cash, Class A Common Stock or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Class A Common Stock or combination thereof and the Company shall be entitled to a corresponding deduction.

    An employee will not realize any income, and the Company will not be entitled to a deduction, at the time that a non-qualified stock option is granted under the Stock Plan. Upon exercising a non-qualified stock option, an employee will realize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value on the exercise date of the Class A Common Stock subject to the option over the exercise price of the option. The employee will have a basis in the Class A Common Stock received as a result of the exercise, for purposes of computing gain or loss, equal to the fair market value of such Class A Common Stock on the exercise date and the employee's holding period in the Class A Common Stock received on the date of exercise. If a non-qualified stock option is settled by the Company in cash, Class A Common Stock or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Class A Common Stock or combination thereof and the Company shall be entitled to a corresponding deduction.

    LONG TERM CAPITAL GAIN. The maximum rate of tax on long-term capital gain for shares sold after July 28, 1997 is 20% if the shares have been held for more than 18 months and 28% for shares held for more than 12 months but not more than 18 months. The 20% maximum rate is reduced to 18% with respect to options granted after December 31, 2000.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE AMENDMENT NO. 1 TO THE STOCK PLAN.

                    (4) APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors for the fiscal year 1998. The stockholders are requested to ratify and approve such appointment.

    It is expected that a representative of KPMG Peat Marwick LLP will be present at the annual meeting of stockholders. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, is required to ratify and approve appointment of KPMG Peat Marwick LLP as the Company's auditors for 1998. Abstentions from voting and broker non-votes will have no effect on the outcome of the vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS FOR 1998.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, each person who, at any time during the fiscal year ended December 31, 1996, was a director, officer or beneficial owner of more than ten percent of the Company's Class A Common Stock that failed to file on a timely basis any such reports. Based on such review, the Company is aware of no such failure other than reports on Form 4 filed by each Sheila A. Mahony, Andrew B. Rosengard and Margaret Albergo in November 1997 with respect to the grant of certain employee stock awards under the Company's Employee Stock Plan, in May 1997.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

    Proposals of stockholders intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Company at its executive offices shown on page 1 of this proxy statement on or prior to February 10, 1999 to be eligible for inclusion in the Company's proxy material to be used in connection with the 1999 meeting.

    The Company's Annual Report for the Company's fiscal year ended December 31, 1997, including financial statements, is enclosed herewith. THE COMPANY WILL FURNISH (UPON PAYMENT OF A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) TO ANY STOCKHOLDER OF THE COMPANY WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT OF FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Any such request should be directed to Barry J. O'Leary, One Media Crossways, Woodbury, NY 11797.

                                          By order of the Board of Directors,
                                          Robert S. Lemle
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Woodbury, New York
May 18, 1998

                                                                       EXHIBIT A

                        CABLEVISION SYSTEMS CORPORATION
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

    1. PURPOSES. The purpose of the Cablevision Systems Corporation Executive Performance Incentive Plan is to advance the interests of the Company and its shareholders by providing incentive compensation opportunities that will serve to attract, retain, motivate and reward key executives. Rewards under the Plan will be based on performance achievement relative to preestablished goals and objectives, thereby motivating participants to meet and exceed such goals and objectives.

    2. DEFINITIONS. When used in this Plan, unless the context otherwise requires:

        (a) "Board of Directors" shall mean the Board of Directors of the Company.

        (b) "Committee" shall mean the Compensation Committee of the Board of Directors, as described in Section 3.

        (c) "Company" shall mean Cablevision Systems Corporation, a Delaware corporation.

        (d) "Covered Employee" means, for any Plan Year, the Company's Chief Executive Officer (or an individual acting in such capacity), any executive of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year and any other executive of the Company or its subsidiaries designated by the Committee in its discretion.

        (e) "Earned Incentive Award" shall mean the annual incentive compensation deemed to have been earned (and, therefore, payable) at or after the end of the Plan Year on the basis of actual performance relative to the applicable Performance Criteria.

        (f) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

        (g) "Participant" shall mean a key executive of the Company who is selected by the Committee to be eligible to receive an award of annual incentive compensation under the Plan.

        (h) "Performance Criteria" shall mean a goal or goals established by the Committee and measured over the Plan Year, such goal(s) to constitute a requirement that must be met prior to the payment, of any award of incentive compensation under the Plan. The Performance Criteria to be used in determining awards of annual incentive compensation shall include one or more of the following: (i) earnings per share, (ii) total return to shareholders, (iii) return on investment, (iv) operating or net income, (v) costs, (vi) cash flow, (vii) cash flow margin, (viii) cash flow per subscriber, (ix) revenues, (x) revenues per subscriber, (xi) subscriber growth, (xii) customer service and/or satisfaction, (xiii) employee satisfaction, (xiv) market share, (xv) a specified increase in the publicly traded price of the Company's Class A common stock, or (xvi) a specified increase in the private market value of the Company. Performance measures may be relative to the Company or a subsidiary or a subdivision or other business unit of either, may be based on actual performance relative to budget or plan, or may be indexed to the performance of other companies.

        (i) "Plan" shall mean the Cablevision Systems Corporation Executive Performance Incentive Plan.

        (j) "Plan Year" shall mean the Company's fiscal year.

        (k) "Target Award" shall mean the percentage of a Participant's annual salary (or the equivalent dollar amount) established by the Committee pursuant to Section 4.

    3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (or a subcommittee thereof), which shall consist of at least two members of the Board of Directors each of whom shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

    The Committee shall have full authority, subject to the terms of the Plan, to select the individuals who shall be eligible for awards of incentive compensation under the Plan, to determine the Performance

Criteria which will govern the earn-out of incentive compensation awards, to determine whether such Performance Criteria have been achieved and to set any other terms or conditions associated with incentive compensation awards. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan and to make such determinations and interpretations under and in connection with the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its shareholders and all Participants, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

    4. ELIGIBILITY AND TARGET AWARDS. Key executives of the Company and its subsidiaries who are Covered Employees, as determined annually by the Committee within 90 days after the beginning of each Plan Year, shall be eligible to receive awards of incentive compensation under the Plan. Target Awards shall be assigned by the Committee in conjunction with its determinations on eligibility. Target Awards may range from 10 percent of salary to 100 percent of salary.

    5. EARNED INCENTIVE AWARDS. Within 90 days after the beginning of each Plan Year the Committee shall, in its sole discretion, establish Performance Criteria which will govern the Earned Incentive Awards for such Plan Year. The maximum Earned Incentive Award shall be equal to two times a Participant=s Target Award. The Committee may, in its discretion, reduce or eliminate the amount otherwise payable under an Earned Incentive Award as the Committee may deem appropriate. In no event shall any Participant receive an annual payment under any Earned Incentive Award in an amount exceeding $5 million.

    6. PAYMENT OF EARNED INCENTIVE AWARDS. Earned Incentive Awards shall be payable in cash as soon as practicable following the end of the Plan Year and the determination by the Committee of the amount thereof. The Committee may, in its discretion, permit Participants to elect to defer payment of all or part of their Earned Incentive Awards.

    7. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing contained herein or in any Target Award or Earned Incentive Award shall be construed to confer on any executive any right to continue in the employ of the Company or any subsidiary or derogate from the right of the Company or any subsidiary to retire, request the resignation of, or discharge such executive at any time, with or without cause.

    8. WITHHOLDING. If the Company or a subsidiary shall be required to withhold any amount by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of an Earned Incentive Award, the Company or a subsidiary shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder.

    9. NON-TRANSFERABILITY OF AWARDS. No Target Award or Earned Incentive Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

    10. ADMINISTRATION AND AMENDMENT OF THE PLAN. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law.

    11. EFFECTIVE DATE. This Plan shall become effective upon its adoption by the Board of Directors and shall be submitted to the shareholders of the Company for their approval. In the event that the Plan is not approved by shareholders within 12 months of its adoption by the Board of Directors, the Plan and any Target Awards or Earned Incentive Awards hereunder shall become null and void, notwithstanding any other provisions of the Plan to the contrary.

    12. FINAL ISSUANCE DATE. No awards of annual incentive compensation shall be made under this Plan after December 31, 2007.

                                                                       EXHIBIT B

                                AMENDMENT NO. 1
                                     TO THE
                   CSC PARENT CORPORATION EMPLOYEE STOCK PLAN

    The CSC Parent Corporation Employee Stock Plan (the, "Plan") is hereby amended as follows:

    1. TITLE: The title of the Plan is amended by deleting the words "CSC PARENT CORPORATION EMPLOYEE STOCK PLAN" , and inserting in lieu thereof, the words "CABLEVISION SYSTEMS CORPORATION 1998 EMPLOYEE STOCK PLAN".

    2. PURPOSE: Paragraph (1) of the Plan is amended by deleting the words "CSC Parent Corporation Employee Stock Plan" on the first line thereof, and inserting in lieu thereof, the words "Cablevision Systems Corporation 1998 Employee Stock Plan".

    3. DEFINITIONS: Paragraph (2)(f) of the Plan is amended by deleting the words "CSC Parent Corporation", and inserting in lieu thereof, the words "Cablevision Systems Corporation". Paragraph (2) (l) of the plan is amended by deleting the words "CSC Parent Corporation Employee Stock Plan", and inserting in lieu thereof, the words, "Cablevision Systems Corporation 1998 Employee Stock Plan".

    4. SHARES: Paragraph (5) of the Plan is amended by the deleting the number "1,500,000" in subsection (i) thereof, and inserting in lieu thereof, the number "6,500,000".

CLASS A PROXY

                         CABLEVISION SYSTEMS CORPORATION

                        SOLICITED BY THE BOARD OF DIRECTORS

                   ANNUAL MEETING OF STOCKHOLDERS, JUNE 10, 1998

   The undersigned hereby appoints WILLIAM J. BELL, MARC A. LUSTGARTEN, BARRY J. O'LEARY and ROBERT S. LEMLE and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of CABLEVISION SYSTEMS CORPORATION (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on
Wednesday, June 10, 1998, at 10:00 o'clock a.m., and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

   Unless otherwise specified in the spaces provided, the undersigned's vote is to cast FOR the election of the nominees for directors listed in Proposal
(1) and FOR approval of Proposals (2), (3) and (4) below, all as more fully described in the accompanying Proxy Statement.

   Receipt of the Notice of said annual meeting and of the Proxy Statement and Annual Report of CABLEVISION SYSTEMS CORPORATION accompanying the same is hereby acknowledged.

                                                                              Please mark
                                                                              your votes as
                                                                              indicated in     | X |
                                                                              this example


            FOR all nominees listed below       WITHHOLD AUTHORITY
(except as marked to the contrary below)        to vote for all nominees listed below

                                    /  /        /  /

1. Election of the following nominees as Class A Directors:  Charles
   D.Ferris, Richard H. Hochman, Victor Oristano and Vincent Tese


(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

_________________________________________________________




2. Proposal to authorize and approve the Cablevision Systems                    FOR         AGAINST        ABSTAIN
   Corporation Executive Performance Incentive Plan.                            / /           / /            / /


3. Proposal to authorize and approve Amendment No. 1 to the CSC Parent          / /           / /            / /
   Employee Stock Plan.


4. Proposal to ratify and approve the appointment of KPMG Peat Marwick          / /           / /            / /
   LLP, as independent auditors of the Company for the fiscal year 1998.

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


Signature(s)_________________________________________ Date: ________________

NOTE: Your signature should appear the same as your name appears hereon. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.